Exhibit (a)(12)
                     $85.00 PER UNIT OFFER TO PURCHASE

TO UNITHOLDERS IN HIGH EQUITY PARTNERS L.P. - SERIES 86:

                  AS YOU KNOW, OLYMPIA INVESTORS, L.P. (THE "PURCHASER") IS OFFERING TO PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST ("UNITS") IN HIGH EQUITY PARTNERS L.P. - SERIES 86 (THE "PARTNERSHIP") FOR A PURCHASE PRICE OF $85.00 PER UNIT, NET TO THE SELLER IN CASH, WITHOUT INTEREST, LESS THE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY (OTHER THAN DISTRIBUTIONS OF ADJUSTED CASH FROM OPERATIONS, AS DEFINED IN THE PARTNERSHIP'S PARTNERSHIP AGREEMENT), MADE BY THE PARTNERSHIP FROM MARCH 12, 1998 UNTIL THE PAYMENT DATE (AS DEFINED IN THE ORIGINAL OFFER TO PURCHASE DATED MARCH 12, 1998), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, AS WELL AS THE SUPPLEMENT, DATED JULY 1, 1998 AND THE RELATED AMENDED ASSIGNMENT OF PARTNERSHIP INTEREST INCLUDED IN THIS PACKAGE (WHICH TOGETHER WITH THE OFFER TO PURCHASE CONSTITUTE THE "OFFER"). THE PURCHASER HAS REDUCED THE MAXIMUM NUMBER OF UNITS IT IS SEEKING TO PURCHASE IN THE OFFER FROM 235,000 TO 88,200.

                  The Offer will be effective until 5:00 p.m., New York City time, on July 17, 1998. The Purchaser anticipates that the Offer will not be extended beyond July17, 1998. IF YOU HAVE ALREADY TENDERED YOUR UNITS AND HAVE NOT RECEIVED NOTICE THAT YOUR TENDER IS DEFECTIVE, YOU NEED NOT TAKE ANY FURTHER ACTION WITH RESPECT TO YOUR TENDER.

                  This package includes important information concerning the Purchaser and certain of its affiliates, as well as certain affiliates of the General Partners of the Partnership, who may be deemed to be "co-bidders" with the Purchaser in connection with the Offer. Also included are an Amended Assignment of Partnership Interest and instructions for tendering your Units. IT IS IMPORTANT THAT YOU TAKE SOME TIME TO READ CAREFULLY THE ORIGINAL OFFER TO PURCHASE, AS WELL AS THE ENCLOSED SUPPLEMENT, THE AMENDED ASSIGNMENT OF PARTNERSHIP INTEREST AND OTHER ACCOMPANYING MATERIALS IN ORDER TO EVALUATE THE OFFER.

                  Your decision whether to tender Units should be based on your own particular circumstances, including your judgment of the value of your Units taking into account their upside potential and risks. You should consult with your advisors about the financial, tax, legal and other implications to you of accepting the Offer.

                  If you would like additional information about the Offer or need assistance in tendering your Units, you may call Beacon Hill Partners, Inc., which is acting as Information Agent for the Offer. Informed and courteous agents are available to assist you.

                           BEACON HILL PARTNERS, INC.
                                 90 Broad Street
                            New York, New York 10004
                            (212) 843-8500 (Collect)
                                       or
                           (800) 301-8755 (Toll Free)


July 1, 1998                                             OLYMPIA INVESTORS, L.P.


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